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                                                                    EXHIBIT 99.1




              [ALLIED BANKSHARES, INC. NEWS RELEASE LETTERHEAD]


                       Regions Financial Corporation and
                        Allied Bankshares, Inc. to Merge

                             For 8:00 A.M. Release

June 14, 1996

Regions Financial Corporation and Allied Bankshares, Inc. of Thomson, Georgia, jointly announced today that they have signed a definitive agreement that provides for the merger of Allied into Regions.

Under the terms of the agreement, Regions will exchange .226 of a share of its common stock for each share of Allied common stock. Based on Regions' closing stock price of $47.75 on June 13, 1996, the transaction would be valued at approximately $136.6 million. The merger, which will be accounted for as a pooling of interests, is expected to be consummated during the first quarter of 1997, pending Allied shareholder approval, regulatory approval and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

J. Stanley Mackin, chairman and chief executive officer of Regions stated that:
"We are excited to be able to affiliate with Allied Bankshares. Allied is a key addition in the expansion of our Georgia franchise, enabling us to enter new markets in east central Georgia. We look forward to favorable relationships with Allied directors, employees, stockholders and customers."

Boone A. Knox, chairman and chief executive officer of Allied, said, "We are very pleased to be able to associate with a fine institution such as Regions. Regions has an outstanding reputation as a strong and responsible bank that prides itself on excellent service to its customers and the communities in which it operates. I am confident that our directors, employees, stockholders and customers will benefit from this affiliation."

Approximately 2.9 million shares of Regions common stock are expected to be issued in this transaction. Regions may repurchase up to approximately 260,000 shares of its common stock in the open market in connection with this transaction.

In connection with the execution of the merger agreement, Allied granted Regions an option to purchase, under certain circumstances, up to 19.9% of Allied's outstanding shares of common stock. Allied currently has 12.6 million shares of common stock outstanding.

Allied Bankshares, Inc., headquartered in Thomson, Georgia, reported total assets of $562 million, total deposits of $428 million and total stockholder's equity of $68 million as of




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March 31, 1996.  First quarter net income was $2.3 million with a return on assets of 1.62%. Allied operates three separate banks with 24 full-service banking offices in eight counties in east central Georgia, encompassing an area from Atlanta to Augusta. Allied also engages in mortgage banking through Knox Mortgage Company, a subsidiary of Allied Bank of Georgia. Allied's common stock trades on the Nasdaq Stock Market under the symbol "ABGA."

Regions is a multi-bank holding company providing banking and bank-related services in the fields of mortgage banking, credit-related insurance and securities brokerage. Regions operates 355 banking offices in Alabama, Florida, Georgia, Louisiana and Tennessee. In addition to Allied, Regions currently has five pending acquisitions, two each in Georgia and Louisiana, and one in Florida. After all pending acquisitions are completed, Regions' total assets are expected to approximate $18.8 billion, with $4.6 billion in Georgia. Regions' common stock is traded on the Nasdaq National Market under the symbol "RGBK."

For additional information contact:

Ben O. Howell, Jr.
Chief Financial Officer
Allied Bankshares, Inc.
706/595-1142


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